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                 IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                            IN AND FOR NEW CASTLE COUNTY


                                   )
IN RE BALLY'S GRAND DERIVATIVE     ) Consolidated Civil Actions
LITIGATION                         ) Nos. 14644 and 15325
                                   )


                             MEMORANDUM OF UNDERSTANDING

          1. The undersigned parties in the above captioned litigation hereby agree in principle to settle this litigation, including all claims alleged in all complaints filed in Civil Action Nos. 14644, 15197 and 15325, and all claims that could have been asserted in these complaints or any amendments to these complaints, and whether or not asserted in other pending actions (the "Litigation").

          2. The parties agree in principle to settle the Litigation by means of

               (a) a repurchase by Bally's Grand, Inc. ("Bally's Grand") of 388,561 shares of Bally's Grand common stock and 61,285 warrants to purchase shares of Bally's Grand common stock held by Tower Investment Group, Inc. ("Tower") and 578,186 shares of Bally's Grand common stock and 41,413 warrants to purchase shares of Bally's Grand common stock held by Executive Life of New York ("Executive Life") at a price of $52.75 per share in cash for stock, and, for warrants, the difference between $52.75 per share in cash less the exercise price of warrants, as soon as practicable but in no event later than 14 days from the date

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of this Memorandum of Understanding, and

               (b) a merger pursuant to which Hilton Hotels Corporation or a Hilton subsidiary ("Hilton") will acquire all remaining shares of Bally's Grand stock not already held by Hilton (including the remaining shares held by Tower and Executive Life) in exchange for $52.75 in cash (less attorneys' fees and expenses awarded by the Court pursuant to Paragraph 5(c) below) for stock, and, for warrants, the difference between $52.75 per share in cash (less attorneys' fees and expenses awarded by the Court pursuant to Paragraph 5(c) below) less the exercise price of warrants. Hilton will use reasonable efforts to complete the merger as soon as practicable following the final termination of the Litigation, although Hilton may, in its sole discretion, complete the merger at any time prior to the termination of the Litigation.

               (c) In the merger described in Paragraph 2(b) above, any Bally's Grand shareholder other than Tower and Executive Life shall have the right to seek appraisal under Delaware law. In any such appraisal proceeding, the dissenting shareholder may assert, as an element of value, his, her or its percentage share of the value of the derivative claims asserted in the Litigation.

          3. This Memorandum of Understanding, except the transaction described in Paragraph 2(a) above, is subject to and conditioned upon the drafting and execution of a written


                                       2
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settlement agreement (the "Settlement Agreement") and final approval of the
Settlement Agreement by the Court. The Settlement Agreement shall contain the usual and customary terms included in settlements of shareholder derivative and class litigation, including, but not limited to:

               a. A dismissal of the Litigation against all defendants with prejudice and without costs to any party except as provided in Paragraphs 2(c) and 5 of this Memorandum of Understanding;

               b.   An exchange of releases;

               c.   A form of proposed notice and scheduling of hearing order;

               d. A form of proposed notice of settlement to be sent to Bally's Grand shareholders; and

               e.   A form of proposed final order.

          4. If a Settlement Agreement is not completed by the parties and/or if final Court approval of the Settlement Agreement substantially in the form submitted to the Court is not obtained, this Memorandum of Understanding shall be null and void and not be admissible for any purpose in any proceeding in any Court or tribunal, and shall have no further force and effect, except as provided for in this Paragraph. All proceedings in the Litigation then will revert to their status as of 5:00 P.M. on May 7, 1997, with the exception of matters decided in the Court's Memorandum Opinion dated June 4, 1997. This Memorandum of Understand-


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ing is not intended to be and shall not be construed as an admission of liability by any defendant in the Litigation. If for any reason the repurchase provided for in Paragraph 2(a) is completed but the Settlement Agreement is not completed by the parties and/or if final Court approval of the Settlement Agreement substantially in the form submitted to the Court is not obtained, Tower and Executive Life will release all claims, whether or not asserted in the Litigation, that Tower and Executive Life have against defendants and/or Bally's Grand with respect to all shares and warrants that have been repurchased. In no event will any derivative claim be released pursuant to this Paragraph.

          5. (a) Counsel for Tower and Executive Life will be compensated by Tower and Executive Life. Counsel for Tower and Executive Life will not seek attorneys' fees and expenses from the Court except as provided for in Paragraph 5(b).

               (b) If the Court enters a final order substantially in the form submitted to the Court with the Settlement Agreement, counsel for plaintiffs Alan R. Kahn and David Shaev will seek attorneys' fees and expenses, in an amount to be determined by the Court and not to exceed $1.25 million. Any attorneys' fees and expenses awarded by the Court may be shared with Tower and Executive Life as partial reimbursement for their attorneys' fees and expenses in the Litigation.


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                (c)  Any attorneys' fees and expenses awarded by the Court pursuant to Paragraph 5(b) will be paid out of the merger consideration provided for in Paragraph 2(b) above, and not in any other manner by any defendant in the Litigation. If no objections are made to the settlement, then payment will be made five business days following the Court's award of attorneys' fees and expenses. If one or more objections are made to the settlement, the payment will be made five business days following the later of the following events: (i) the date upon which the time for the filing or noticing of any appeal of the final order expires, and (ii) if there is an appeal or appeals, the completion, in a manner that affirms and leaves in place the final order, of all proceedings in the Delaware Supreme Court and the United States Supreme Court arising out of the appeal or appeals (including, but not limited to, the expiration of all deadlines for motions for reconsideration or petitions for certiorari, all proceedings ordered on remand, and all proceedings arising out of any subsequent appeal or appeals following decisions on remand).

               (d) Bally's Grand will bear the cost of the notice provided for in Paragraph 3.

          6. Defendants' counsel will advise the Court as promptly as practicable that this Memorandum of Understanding has been entered into.

          7.   This Memorandum of Understanding is subject


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to the approval of the Board of Directors of Bally's Grand.

          8. If for any reason the repurchase provided for in Paragraph 2(a) is not completed within the time period specified in Paragraph 2(a), Tower and Executive Life may terminate this Memorandum of Understanding, and render this Memorandum of Understanding null and void, as provided for in Paragraph 4.

          9. This Memorandum of Understanding shall be governed by the law of the State of Delaware.

         10. This Memorandum of Understanding may be modified only in a writing signed by counsel for all of the parties.

         11.  This Memorandum of Understanding may be signed in counterparts.


                      [Signatures begin on following page]



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POTTER ANDERSON & CORROON                RICHARDS, LAYTON & FINGER


/s/ ROBERT K. PAYSON                     /s/ JESSE A. FINKELSTEIN
-----------------------------------      -----------------------------------
Robert K. Payson                         Jesse A. Finkelstein
Stephen C. Norman                        Raymond J. DiCamillo
350 Delaware Trust Building              One Rodney Square
Post Office Box 951                      P.O. Box 551
Wilmington, Delaware  19899              Wilmington, DE  19899
(302) 984-6000                           (302) 651-7754

     -and-                                    -and-

Linda C. Goldstein                       Hugh Steven Wilson
HOWARD, DARBY & LEVIN                    LATHAM & WATKINS
1330 Avenue of the Americas              701 B Street, Suite 2100
New York, NY  10019                      San Diego, CA 92101-8197
(212) 841-1000                           (619) 236-1234

Attorneys for Plaintiffs Tower           Everett C. Johnson, Jr.
Investment Group, Inc. and               LATHAM & WATKINS
Executive Life of New York               1001 Pennsylvania Ave., N.W.
                                         Suite 1300
BIGGS AND BATTAGLIA                      Washington, DC  20004-2505
                                         (202) 637-2200

/s/ ROBERT D. GOLDBERG                   Attorneys for Defendant
-----------------------------------      Hilton Hotels Corporation
Victor F. Battaglia, Sr.
Robert D. Goldberg                       ASHBY & GEDDES
1800 Mellon Bank Center
P.O. Box. 1489
Wilmington, DE  19899                    /s/ RICHARD D. HEINS
(302) 655-9677                           -----------------------------------
                                         Stephen E. Jenkins
     -and-                               Richard D. Heins
                                         One Rodney Square
Sidney B. Silverman                      P.O. Box 1150
SILVERMAN HARNES & HARNES                Wilmington, DE 19899
750 Lexington Avenue                     (302) 654-1888
New York, NY  10022
(212) 754-2333                                -and-

Attorneys for Plaintiff Alan             Dennis J. Block
R. Kahn                                  Stephen A. Radin
                                         WEIL, GOTSHAL & MANGES LLP
                                         767 Fifth Avenue
                                         New York, NY  10153
                                         (212) 310-8000

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ROSENTHAL, MONHAIT, GROSS &              Attorneys for Defendants
  GODDESS, P.A.                          Bally Entertainment Corpora-
                                         tion, Bally's Grand Management
/s/ JOSEPH A. ROSENTHAL                  Co. Inc., Bally Manufacturing
-----------------------------------      Corporation, Arthur M.
Joseph A. Rosenthal                      Goldberg, J. Kenneth Looloian
Suite 1401, Mellon Bank Center           and Darrell A. Luery
P.O. Box 1070
Wilmington, DE  19899                    MORRIS, NICHOLS, ARSHT
(302) 656-4433                             & TUNNELL

     -and-                               /s/ A. GILCHRIST SPARKS, III
                                         -----------------------------------
Robert I. Harwood                        A. Gilchrist Sparks, III
WECHSLER HARWOOD HALEBIAN                Alan J. Stone
  & FEFFER LLP                           1201 N. Market Street
805 Third Avenue                         P.O. Box 1347
New York, NY  10022                      Wilmington, DE  19899
(212) 935-7400                           (302) 658-9200

Attorneys for Plaintiff David            Attorneys for Defendants
Shaev                                    Jay Burnham, Jack L. MacDonald
                                         and Nicholas H. Politan, Jr.

                                         SMITH KATZENSTEIN & FURLOW

                                         /s/ BRETT D. FALLON
                                         -----------------------------------
                                         Brett D. Fallon
                                         800 Delaware Avenue
                                         P.O. Box 410
                                         Wilmington, DE  19899
                                         (302) 652-8400

                                         Attorneys for Defendant
                                         Bally's Grand, Inc.


Dated:  June 12, 1997

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